Exhibit 99.1

Contact

Black Box Corporation

Gary Doyle

Director—Investor Relations

Phone: (724) 873-6788

Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

PITTSBURGH, PENNSYLVANIA, May 10, 2012—Black Box Corporation (NASDAQ:BBOX), a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today’s complex communications solutions, today reported results for the fourth quarter of Fiscal 2012 and the fiscal year ended March 31, 2012.

Fourth quarter of Fiscal 2012 diluted earnings per share was 64¢ on net income of $11.2 million or 4.4% of revenues compared to diluted earnings per share of 68¢ on net income of $12.3 million or 4.8% of revenues for the same quarter last year. Included in our results for the fourth quarter of Fiscal 2012 is a $2.1 million reduction in our provision (benefit) for income taxes primarily related to the settlement of a state audit for Fiscal 2005 through Fiscal 2011 that increased fourth quarter of Fiscal 2012 diluted earnings per share by 12¢. On a sequential quarter comparison basis, third quarter of Fiscal 2012 diluted loss per share was $16.12 on net loss of $283.4 million or (102.7)% of revenues. Excluding provision (benefit) for income taxes and reconciling items (which are identified below) and utilizing an operational effective tax rate (as described below), operating earnings per share (which is a non-GAAP term and is defined below) for the fourth quarter of Fiscal 2012 were 65¢ on operating net income (which is a non-GAAP term and is defined below) of $11.4 million or 4.4% of revenues compared to operating earnings per share of 75¢ on operating net income of $13.5 million or 5.3% of revenues for the same quarter last year. Fourth quarter of Fiscal 2012 pre-tax reconciling items were $3.8 million compared to $2.0 million for the same quarter last year. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.

Fourth quarter of Fiscal 2012 total revenues were $256 million, relatively equivalent to $255 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2012 total revenues were $276 million.

Fourth quarter of Fiscal 2012 cash provided by operating activities was $22 million or 195% of net income, compared to cash provided by operating activities of $19 million or 153% of net income for the same quarter last year. Fourth quarter of Fiscal 2012 free cash flow (which is a non-GAAP term and is defined below) was $20 million compared to $22 million for the same quarter last year. On a sequential quarter comparison basis, third quarter of Fiscal 2012 cash provided by operating activities was $31 million or (11)% of net loss and free cash flow was $27 million. During the fourth quarter of Fiscal 2012, Black Box invested $26 million in acquisition activity and $1 million to pay dividends.

Fiscal 2012 diluted loss per share was $13.98 on a net loss of $247.7 million or (22.8)% of revenues compared to diluted earnings per share of $2.97 on net income of $52.9 million or 4.9% of revenues for the same period last year. Included in our results for Fiscal 2012 is a $3.7 million reduction in our provision (benefit) for income taxes of which $1.6 million (recorded during the second quarter) primarily related to the settlement of an Internal Revenue Service audit for Fiscal 2007 through Fiscal 2010 and $2.1 million (recorded during the fourth quarter) primarily related to the settlement of a state tax audit for Fiscal 2005 through Fiscal 2011 that increased Fiscal 2012 diluted earnings per share by 21¢. As previously disclosed, the Company recorded a goodwill impairment charge in the third quarter of Fiscal 2012 ($317.8 million, pre-tax and $296.0 million, after-tax). Excluding provision (benefit) for income taxes and reconciling items and utilizing an operational effective tax rate, operating earnings per share for Fiscal 2012 were $3.03 on operating net income of $54.0 million or 5.0% of revenues compared to operating earnings per share of $3.29 on operating net income of $58.5 million or 5.5% of revenues for the same period last year. Fiscal 2012 pre-tax reconciling items including the goodwill impairment charge were $330.2 million compared to $9.1 million for the same period last year.

Fiscal 2012 total revenues were $1,088 million, an increase of 2% from $1,068 million for the same period last year. Fiscal 2012 cash provided by operating activities was $66 million or (27)% of net loss, compared to $55 million or 104% of net income for the same period last year. Fiscal 2012 free cash flow was $56 million compared to $61 million for the same period last year. During Fiscal 2012, Black Box invested $41 million in acquisition activity, $15 million to repurchase its common stock and $5 million to pay dividends.

The Company’s six-month order backlog was $199 million at March 31, 2012, compared to $223 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $208 million at December 31, 2011.

For Fiscal 2013, the Company is targeting reported revenues of approximately $1.05 billion to $1.09 billion and corresponding operating earnings per share in the range of $2.70 to $3.10. Included in these projections is an effective tax rate of 38.0%. For the first quarter of Fiscal 2013, the Company is targeting reported revenues of approximately $250 million to $260 million and corresponding operating earnings per share in the range of 58¢ to 65¢. These targets exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the fourth quarter of Fiscal 2012 results and the first quarter of Fiscal 2013 outlook, Terry Blakemore, President and Chief Executive Officer said, “As discussed last quarter, Black Box has experienced softening demand in our commercial markets along with the decreased spending from our federal clients. Throughout the fourth quarter, we continued to see delays in project awards which has resulted in unsatisfactory financial performance for the quarter.”

“In the near term, we are committed to adjust our cost structure to align with our revenue outlook. In addition, we will continue to provide new technology offerings to our clients that leverage the strength of our existing platform.”

“Our profitability and consistent positive cash flow continue to provide us with the flexibility to pursue growth initiatives and return value to our stockholders. With confidence in the future of the business, we announced today that our Board has increased our quarterly dividend by 14% to 8¢ per share and increased our stock buyback authorization by one million shares.”

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, May 10, 2012. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-288-0337 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 245853. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today’s complex communications solutions. Black Box services more than 175,000 clients in approximately 150 countries with approximately 200 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company’s product and services offerings, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2011. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	March 31, 2012	March 31, 2011
Assets
Cash and cash equivalents	$22,444	$31,212
Accounts receivable, net	163,888	156,682
Inventories, net	56,956	52,014
Costs/estimated earnings in excess of billings on uncompleted contracts	87,634	103,853
Other assets	22,678	27,483

Total current assets	353,600	371,244
Property, plant and equipment, net	27,109	23,427
Goodwill, net	346,438	650,024
Intangibles, net	126,541	120,133
Other assets	34,335	7,155

Total assets	$888,023	$1,171,983

Liabilities
Accounts payable	$71,095	$71,463
Accrued compensation and benefits	31,151	35,329
Deferred revenue	35,601	36,043
Billings in excess of costs/estimated earnings on uncompleted contracts	14,315	17,462
Income taxes	2,574	11,957
Other liabilities	32,697	34,395

Total current liabilities	187,433	206,649
Long-term debt	179,621	181,127
Other liabilities	26,585	17,948

Total liabilities	$393,639	$405,724
Stockholders’ equity
Common stock	$26	$26
Additional paid-in capital	478,726	470,367
Retained earnings	347,242	599,923
Accumulated other comprehensive income	7,262	19,523
Treasury stock, at cost	(338,872)	(323,580)

Total stockholders’ equity	$494,384	$766,259

Total liabilities and stockholders’ equity	$888,023	$1,171,983

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three (3) months ended		Fiscal Year ended
	March 31		March 31
In thousands, except per share amounts	2012	2011	2012	2011
Revenues
Products	$49,213	$46,989	$198,640	$188,998
On-Site services	206,779	208,041	888,888	879,231

Total	255,992	255,030	1,087,528	1,068,229
Cost of sales
Products	27,440	24,910	110,455	101,733
On-Site services	145,816	143,396	630,577	609,386

Total	173,256	168,306	741,032	711,119
Gross profit	82,736	86,724	346,496	357,110
Selling, general & administrative expenses	62,803	62,446	255,347	253,896
Goodwill impairment loss	—	—	317,797	—
Intangibles amortization	3,541	3,095	13,025	12,156

Operating income (loss)	16,392	21,183	(239,673)	91,058
Interest expense (income), net	1,458	970	5,148	5,430
Other expenses (income), net	369	424	1,245	348

Income (loss) before provision (benefit) for income taxes	14,565	19,789	(246,066)	85,280
Provision (benefit) for income taxes	3,323	7,531	1,668	32,418

Net income (loss)	$11,242	$12,258	$(247,734)	$52,862

Earnings (loss) per common share
Basic	$0.64	$0.69	$(13.98)	$2.99

Diluted	$0.64	$0.68	$(13.98)	$2.97

Weighted-average common shares outstanding
Basic	17,480	17,855	17,725	17,680

Diluted	17,591	18,124	17,725	17,795

Dividends per share	$0.07	$0.06	$0.28	$0.24

BLACK BOX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three (3) months ended		Fiscal Year ended
	March 31		March 31
In thousands	2012	2011	2012	2011
Operating Activities
Net income (loss)	$11,242	$12,258	$(247,734)	$52,862
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,878	4,550	18,459	18,222
Loss (gain) on sale of property	(87)	(4)	(253)	(71)
Deferred taxes	(731)	2,152	(23,328)	8,726
Stock compensation expense	1,791	2,271	9,296	10,270
Change in fair value of interest-rate swaps	271	(1,048)	(530)	(2,968)
Goodwill impairment loss	—	—	317,797	—
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	11,308	(1,232)	135	(10,393)
Inventories, net	6,308	2,779	(3,540)	459
Costs/estimated earnings in excess of billings on uncompleted contracts	17,598	7,475	19,133	(17,537)
All other assets	(296)	(766)	2,108	(1,738)
Billings in excess of costs/estimated earnings on uncompleted contracts	(5,854)	(2,577)	(6,603)	2,146
All other liabilities	(24,481)	(7,065)	(19,119)	(5,113)

Net cash provided by (used for) operating activities	$21,947	$18,793	$65,821	$54,865
Investing Activities
Capital expenditures	$(2,660)	$(2,243)	$(7,633)	$(5,149)
Capital disposals	93	21	280	119
Acquisition of businesses (payments)/recoveries	(25,816)	—	(39,770)	(12,811)
Prior merger-related (payments)/recoveries	(121)	—	(1,295)	(1,829)

Net cash provided by (used for) investing activities	$(28,504)	$(2,222)	$(48,418)	$(19,670)
Financing Activities
Proceeds from borrowings	$70,370	$64,135	$253,613	$238,950
Repayment of borrowings	(64,615)	(81,598)	(255,524)	(269,234)
Deferred financing costs	(1,743)	—	(1,743)	(700)
Purchase of treasury stock	—	(2)	(15,292)	(485)
Proceeds from the exercise of stock options	—	4,527	—	9,239
Payment of dividends	(1,224)	(1,066)	(4,798)	(4,232)

Net cash provided by (used for) financing activities	$2,788	$(14,004)	$(23,744)	$(26,462)
Foreign currency exchange impact on cash	$754	$685	$(2,427)	$1,594

Increase/(decrease) in cash and cash equivalents	$(3,015)	$3,252	$(8,768)	$10,327
Cash and cash equivalents at beginning of period	25,459	27,960	31,212	20,885

Cash and cash equivalents at end of period	$22,444	$31,212	$22,444	$31,212

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, operating income before provision for income taxes (“EBIT”), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (as adjusted), Adjusted EBITDA (as adjusted), adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations of the Company’s management (“Management”) regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and these reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources and (d) to measure operational profitability. Management uses similar non-GAAP measures as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (iv) the non-GAAP financial measures exclude non-cash goodwill impairment and (v) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Management believes that free cash flow, defined by the Company as cash provided by (used for) operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company. Management’s reasons for exclusion of each item are explained in further detail below.

Net capital expenditures

The Company believes net capital expenditures must be taken into account along with cash provided by (used for) operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash

Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Proceeds from stock option exercises

The Company believes that proceeds from stock option exercises should be added to cash provided by (used for) operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by (used for) operating activities to free cash flow is presented below:

	4Q12	3Q12	4Q11	FY12	FY11
Cash provided by (used for) operating activities	$21,947	$30,618	$18,793	$65,821	$54,865
Net capital expenditures	(2,567)	(896)	(2,222)	(7,353)	(5,030)
Foreign currency exchange impact on cash	754	(3,037)	685	(2,427)	1,594

Free cash flow before stock option exercises	$20,134	$26,685	$17,256	$56,041	$51,429
Proceeds from stock option exercises	—	—	4,527	—	9,239

Free cash flow	$20,134	$26,685	$21,783	$56,041	$60,668

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income (loss) plus provision (benefit) for income taxes and reconciling items less taxes, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Beginning with this earnings release, operating net income and operating EPS exclude provision (benefit) for income taxes and the reconciling items identified below and utilize an operational effective tax rate (as described below), as Management believes that it provides a better operational view of the Company. Reconciling items include amortization of intangible assets on acquisitions, the change in fair value of the interest-rate swaps and goodwill impairment, each of which are non-cash charges. Management’s reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions

The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps

To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company enters into interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

Goodwill impairment

The Company incurred a loss due to goodwill impairment in its North America and Europe reporting segments. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.

A reconciliation of net income (loss) to operating net income is presented below:

	4Q12	3Q12	4Q11	FY12	FY11
Net income (loss)	$11,242	$(283,443)	$12,258	$(247,734)	$52,862
Provision (benefit) for income taxes	3,323	(14,101)	7,531	1,668	32,418

Income (loss) before provision (benefit) for income taxes	$14,565	$(297,544)	$19,789	$(246,066)	$85,280

Reconciling Items
Amortization of intangible assets on acquisitions	$3,530	$3,238	$3,083	$12,980	$12,111
Change in fair value of the interest-rate swaps	271	715	(1,048)	(530)	(2,968)
Goodwill impairment	—	317,797	—	317,797	—

Total pre-tax reconciling items	$3,801	$321,750	$2,035	$330,247	$9,143

Operating EBIT	$18,366	$24,206	$21,824	$84,181	$94,423
Effective tax rate	38.0%	38.0%	38.1%	35.9%	38.0%
Operational income taxes [1]	$6,979	$9,198	$8,306	$30,207	$35,894

Operating net income	$11,387	$15,008	$13,518	$53,974	$58,529

Diluted shares outstanding [2]	17,591	17,581	18,124	17,795	17,795
Operating EPS	$0.65	$0.85	$0.75	$3.03	$3.29
EPS impact [3]	(0.01)	(16.97)	(0.07)	(17.01)	(0.32)

Diluted EPS	$0.64	$(16.12)	$0.68	$(13.98)	$2.97

[1]

From 1Q11 through 2Q12, the effective tax rate utilized to determine Operational income taxes was the effective tax rate utilized to determine Net income. In 3Q12, the effective tax rate of 38% utilized to determine Operational income taxes was the Company’s operational effective tax rate which excluded the tax impacts of the goodwill impairment loss. Beginning with 4Q12, the effective tax rate utilized to determine Operational income taxes will be the Company’s operational effective tax rate that will exclude discreet tax items. The FY12 effective tax rate of 35.9% is the result of methodologies noted above.

[2]

Dilutive shares outstanding for 3Q12 and FY12 in the above table differ from dilutive shares outstanding for similar periods in the Company’s Condensed Consolidated Statement of Operations because dilutive securities do not impact shares outstanding in the period of loss.

[3]	EPS impact is the result of excluding the provision (benefit) for income taxes and the reconciling items and utilizing an operational effective tax rate.

EBITDA and Adjusted EBITDA

Management believes that EBITDA (as adjusted), defined as Net income (loss) plus provision (benefit) for income taxes, interest, depreciation, amortization and goodwill impairment, is a widely-accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA (as adjusted), defined as EBITDA (as adjusted) plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock compensation expense.

A reconciliation of net income to EBITDA (as adjusted) and Adjusted EBITDA (as adjusted) is presented below:

	4Q12	3Q12	4Q11	FY12	FY11
Net income (loss)	$11,242	$(283,443)	$12,258	$(247,734)	$52,862
Provision (benefit) for income taxes	3,323	(14,101)	7,531	1,668	32,418
Interest expense (income), net	1,458	1,856	970	5,148	5,430
Intangibles amortization and depreciation	4,878	4,547	4,550	18,459	18,222
Goodwill impairment loss	—	317,797	—	317,797	—

EBITDA (as adjusted)	$20,901	$26,656	$25,309	$95,338	$108,932
Stock compensation expense	1,791	2,087	2,271	9,296	10,270

Adjusted EBITDA (as adjusted)	$22,692	$28,743	$27,580	$104,634	$119,202

Supplemental Information

The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the fourth quarter of Fiscal 2012, third quarter of Fiscal 2012, fourth quarter of Fiscal 2011 and Fiscal 2012 and 2011. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results

Management is presented with and reviews revenues, operating income (loss) and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income (loss) plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions and goodwill impairment. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income (loss) and adjusted operating income for North America, Europe and All Other are presented below:

	4Q12	3Q12	4Q11	FY12	FY11
Revenues
North America	$219,867	$239,056	$220,702	$943,717	$931,181
Europe	25,476	27,179	25,035	105,492	100,221
All Other	10,649	9,704	9,293	38,319	36,827

Total	$255,992	$275,939	$255,030	$1,087,528	$1,068,229
Operating income (loss)
North America	$12,744	$(259,494)	$18,189	$(214,448)	$76,789
% of North America revenues	5.8%	(108.5)%	8.2%	(22.7)%	8.2%
Europe	$1,834	$(37,298)	$1,692	$(30,347)	$8,032
% of Europe revenues	7.2%	(137.2)%	6.8%	(28.8)%	8.0%
All Other	$1,814	$1,415	$1,302	$5,122	$6,237
% of All Other revenues	17.0%	14.6%	14.0%	13.4%	16.9%

Total	$16,392	$(295,377)	$21,183	$(239,673)	$91,058
% of Total revenues	6.4%	(107.0)%	8.3%	(22.0)%	8.5%
Reconciling items (pre-tax)
North America	$3,530	$280,370	$3,083	$290,112	$12,111
Europe	—	40,665	—	40,665	—
All Other	—	—	—	—	—

Total	$3,530	$321,035	$3,083	$330,777	$12,111
Adjusted operating income
North America	$16,274	$20,876	$21,272	$75,664	$88,900
% of North America revenues	7.4%	8.7%	9.6%	8.0%	9.5%
Europe	$1,834	$3,367	$1,692	$10,318	$8,032
% of Europe revenues	7.2%	12.4%	6.8%	9.8%	8.0%
All Other	$1,814	$1,415	$1,302	$5,122	$6,237
% of All Other revenues	17.0%	14.6%	14.0%	13.4%	16.9%

Total	$19,922	$25,658	$24,266	$91,104	$103,169
% of Total revenues	7.8%	9.3%	9.5%	8.4%	9.7%

Service Type Results

Management is presented with and reviews revenues and gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	4Q12	3Q12	4Q11	FY12	FY11
Revenues
Data Infrastructure	$60,159	$58,326	$59,883	$247,157	$230,719
Voice Communications	146,620	166,234	148,158	641,731	648,512
Technology Products	49,213	51,379	46,989	198,640	188,998

Total	$255,992	$275,939	$255,030	$1,087,528	$1,068,229
Gross profit
Data Infrastructure	$15,922	$14,550	$15,434	$62,032	$59,287
% of Data Infrastructure revenues	26.5%	24.9%	25.8%	25.1%	25.7%
Voice Communications	$45,041	$51,472	$49,211	$196,279	$210,558
% of Voice Communications revenues	30.7%	31.0%	33.2%	30.6%	32.5%
Technology Products	$21,773	$22,291	$22,079	$88,185	$87,265
% of Technology Products revenues	44.2%	43.4%	47.0%	44.4%	46.2%

Total	$82,736	$88,313	$86,724	$346,496	$357,110
% of Total revenues	32.3%	32.0%	34.0%	31.9%	33.4%

Same-office revenue comparisons

Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions.

While the information provided below is presented on a consolidated basis, the revenue from offices added as shown below relates to North America Voice Communications and North America Data Infrastructure. Same-office revenue for the Company’s North America Voice Communications and North America Data Infrastructure segments can be determined by excluding the revenues from offices added since April 1, 2010 (for comparison of 4Q12 to 4Q11 and Fiscal 2012 to Fiscal 2011) or October 2, 2011 (for comparison of 4Q12 to 3Q12) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	4Q12	4Q11	% Change
Reported revenues	$255,992	$255,030	—%
Less revenue from Data Infrastructure offices added since 4/1/10 (1Q11)	(6,025)	—
Less revenue from Voice Communications offices added since 4/1/10 (1Q11)	(13,127)	(4,650)

Reported revenues on same-office basis	$236,840	$250,380	(5)%
Foreign currency impact	693	—

Revenues on same-office basis (excluding foreign currency impact)	$237,533	$250,380	(5)%

Information on quarterly revenues on a same-office basis compared to the sequential quarter is presented below:

	4Q12	3Q12	% Change
Reported revenues	$255,992	$275,939	(7)%
Less revenue from Data Infrastructure offices added since 10/2/11 (3Q12)	(6,025)	—
Less revenue from Voice Communications offices added since 10/2/11 (3Q12)	—	—

Reported revenues on same-office basis	$249,967	$275,939	(9)%
Foreign currency impact	144	—

Revenues on same-office basis (excluding foreign currency impact)	$250,111	$275,939	(9)%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	FY12	FY11	% Change
Reported revenues	$1,087,528	$1,068,229	2%
Less revenue from Data Infrastructure offices added since 4/1/10 (1Q11)	(6,025)	—
Less revenue from Voice Communications offices added since 4/1/10 (1Q11)	(71,311)	(8,973)

Reported revenues on same-office basis	$1,010,192	$1,059,256	(5)%
Foreign currency impact	(6,725)	—

Revenues on same-office basis (excluding foreign currency impact)	$1,003,467	$1,059,256	(5)%

Significant Balance Sheet ratios and Other Information

Information on certain balance sheet ratios, backlog and headcount is presented below:

	4Q12		3Q12		4Q11
Accounts receivable
Gross accounts receivable	$170,161		$176,093		$163,803
Reserve $ / %	6,273	3.7%	6,170	3.5%	7,121	4.3%

Net accounts receivable	$163,888		$169,923		$156,682
Days sales outstanding	52 days		52 days		49 days
Aggregate days sales outstanding	80 days		81 days		81 days
Inventory
Gross inventory	$75,856		$80,960		$71,873
Reserve $ / %	18,900	24.9%	19,491	24.1%	19,859	27.6%

Net inventory	$56,956		$61,469		$52,014
Net inventory turns	8.9x		9.5x		9.2x
Six-month order backlog [1]	$198,751		$207,779		$223,055
Team members	4,302		4,288		4,413

[1]	3Q12 six-month order backlog includes $11,500 from the acquisition of InnerWireless, Inc. purchased subsequent to December 31, 2011.